UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 22, 2017 (March 20, 2017)

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CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-24525	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA		30305
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (404) 949-0700
n/a

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting of the board of directors (the “Board”) of Cumulus Media Inc. (the “Company”) on March 20, 2017, Lewis W. Dickey, Jr., Vice Chairman of the Board, notified the Company that he was resigning from the Board in order to pursue other professional interests. Mr. L. Dickey, together with other members of his family (collectively, the “Dickeys”), are parties to a stockholders agreement, dated as of September 16, 2011 by and among the Company, the Dickeys and Crestview Radio Investors, LLC (“Crestview”), among others (the “Stockholders’ Agreement”), pursuant to which the Dickeys are entitled to designate one member of the Board. Mr. L. Dickey informed the Board that the Dickeys were designating his brother John W. Dickey, age 50, to replace Mr. L. Dickey as their designee on the Board. The Board then voted to accept Mr. L. Dickey’s resignation, and to elect Mr. J. Dickey to replace Mr. L. Dickey as a member of the Board, all effective immediately following the conclusion of the Board meeting on March 20, 2017.
Also on March 20, 2017, Brian Cassidy, one of Crestview’s designees to the Board under the Stockholders’ Agreement, separately notified the Company that he was resigning from the Board due to his other professional commitments, and Crestview informed the Company that in accordance with its designation rights under the Stockholders’ Agreement, it was designating Ross Oliver as the successor designee to Mr. Cassidy. The Board then voted to accept Mr. Cassidy’s resignation and to elect Mr. Oliver to replace Mr. Cassidy, all effective immediately following the conclusion of that Board meeting. Mr. Oliver was also appointed as a member of the Audit Committee of the Board.
Each of Mr. Dickey and Mr. Oliver will be entitled to compensation for his respective service as a member of the Board that is consistent with the compensatory arrangements the Company has in place with its other non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

By:	/s/ Richard S. Denning
Name: Richard S. Denning
Title: Senior Vice President, Secretary and General Counsel
Date: March 22, 2017